Exhibit 1.10

Annex 1

Changes and amendments No 9

TO THE CHARTER

OF “WIMM-BILL-DANN FOODS”

OPEN JOINT STOCK COMPANY (State registration number: 1037700236738, located: Moscow, Yauzsky boulevard, 16/15, room 306)

Be it resolved to make changes and amendments to WBD Foods OJSC Charter, stating redrafted item 2.8.11 of Article 2 as follows:

“2.8.11. In Samara – full title: Open Joint-Stock Company “Wimm-Bill-Dann Foods” affiliate in Samara; brief title: Samara affiliate of WBD Foods OJSC; located at: 443098, Samara city, Cheremshanskaya str. 199”.